EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-255842 and 333-257425) on Form S-1 and the registration statement (No. 333-257822) on Form S-8 of our report dated March 31, 2022, with respect to the consolidated financial statements of AST SpaceMobile, Inc. and subsidiaries.

/s/ KPMG LLP

Miami, Florida

March 31, 2022